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                BIODYNAMICS INTERNATIONAL, INC.






                                  NEWS RELEASE



RELEASE: Immediate                                      NASDAQ: BDYN

CONTACT: Peter J. Finnerty
         (973) 359-8444



                        BIODYNAMICS INTERNATIONAL, INC.
              ISSUES STATUS REPORT ON WORKING CAPITAL NEGOTIATIONS
================================================================================

PARSIPPANY, NEW JERSEY - (August 5, 1997) - BDNY announced today that during the course of the meeting of the Board of Directors on July 31, 1997, it was determined that the Company will be unable to recover from the recent bans imposed by Japan and Italy on certain of the Company's processed tissue, without an additional infusion of capital in excess of its existing lines of credit. Failure to secure additional capital will have a materially adverse effect on the Company which could result in a curtailment of operations prior to the end of August 1997.

Management has been actively seeking the cooperation of its institutional investors in providing the required capital in converting existing debt to equity. Agreements have been secured to convert a portion of debt to equity, and discussions related to the conversion of the balance of debt and an infusion of capital are continuing.

While management will continue to pursue the additional funding, there can be no assurances that such funding can be secured on a timely basis. An infusion of additional capital and conversion of existing debt to equity is likely to result in significant dilution to existing shareholders.

Biodynamics International, Inc. is a world leader in safe bioimplants for tissue repair, with offices in Parsippany, New Jersey and Erlangen, Germany, processing and manufacturing facilities in Alachua, Florida and Neunkirchen, Germany and worldwide distribution.



                Biodynamic International, Inc.
                1719 Route 10, Suite 314
                Parsippany, NJ 07054
                Phone: (973) 359-8444
                Fax: (973) 359-8410